Exhibit 99.1

PRESS RELEASE	TheZenith Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, CA 91367-9021 Reply to: P. O. Box 9055 Van Nuys, CA 91405-9055 Telephone: 818/713-1000

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman & President

ZENITH NATIONAL INSURANCE CORP. ANNOUNCES CLOSING OF PRIVATE
OFFERING OF CONVERTIBLE NOTES

WOODLAND HILLS, CA, March 21, 2003

Zenith National Insurance Corp. (NYSE: ZNT) today announced that it has closed a private offering of $125.0 million aggregate principal amount of its 5.75% convertible senior notes due 2023, which includes $15.0 million issued pursuant to an over-allotment option granted to the initial purchasers by Zenith.

The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  Zenith intends to use the net proceeds of the offering to repay outstanding indebtedness under its existing bank lines of credit and for general corporate purposes. The notes are convertible into shares of Zenith’s common stock at an initial conversion price of $25.00.  Holders of the notes can require Zenith to repurchase the notes on certain dates and upon the occurrence of specified events.

The securities were not registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as “expect,” “anticipate,” “believe,” “estimate” or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with terrorist attacks such as the attack on the World Trade Center on September 11, 2001, and (8)other risks detailed herein and from time to time in Zenith’s other reports and filings with the Securities and Exchange Commission.